Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Booz Allen Hamilton Inc. (Issuer)

Booz Allen Hamilton Holding Corporation (Parent Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.950% Senior Notes due 2033	457(r)	$650,000,000	99.044%	$643,786,000	$0.00011020	$70,945.22
Fees to Be Paid	Other	Guarantee of 5.950% Senior Notes due 2033	457(n)	—	—	—	—	—	(2)
	Total Offering Amounts					$643,786,000		$70,945.22
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$70,945.22

(1)       The registration fee of $70,945.22 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrants’ registration statement on Form S-3 filed with the Securities and Exchange Commission on July 31, 2023 (Registration Statement Nos. 333-273531 and 333-273531-01), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

(2)       Pursuant to Rule 457(n) promulgated under the Securities Act, no separate filing fee is required for the guarantee.